Exhibit 4(h)



                            ALPINE LACE BRANDS, INC.
                                111 DUNNELL ROAD
                               MAPLEWOOD NJ 07040






                                                            September 14, 1995

Mr. Bob D'Imperio
The Vaughn Group, Inc.
1701 Deterling
Houston, TX  77007-2258

Dear Mr. D'Imperio:

We are pleased to inform you that effective today the Board of Directors of Alpine Lace Brands, Inc. (the "Company") granted to you an option (the "Option") to purchase 500 shares (the "Shares") of the Company's authorized but unissued common stock, par value $.01 per share ("Common Stock"), at a purchase price equal to $8.375 per share.

The Option is represented hereby is immediately exercisable, You must purchase a minimum of 50 shares each time you choose to purchase Shares, except to purchase the remaining Shares available to you. This Option, to the extent not previously exercised, will expire on August 31, 2005.

The Option hereby granted to you is not transferable in whole or in part.

Exercise of the Option may be effected by delivering to the Company, at its principal offices, a notice of exercise in the form annexed hereto as Exhibit A, together with your certified or cashier's check payable to the company in an amount equal to the number of Shares you are purchasing multiplied by the purchase price per Shares set forth herein. The Option granted to you hereunder has not been registered under the Securities Act of 1933, as amended (the "Act"), and is not being acquired by you with a view towards distribution for resale and may not be mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such Option under the Act or an opinion of counsel for the Company that registration is not required under the Act. Any of the Shares issued upon the exercise of the Option shall bear the following legend, unless previously registered by the Company for resale:

                           "The shares represented by
                            this certificate have not
                            been registered under the
                            Securities  Act of 1933, as
                            amended.  These shares have
                            been acquired for investment
                            and not with a view to
                            distribution or resale and may
                            not be sold or transferred in
                            the absence of an effective
                            registration statement for
                            such shares under the

                             Securities Act of 1933
                             or an opinion of counsel
                             for the Company that
                             registration is not
                             required under such
                             Act."

In the event that the Company shall at any time prior to the expiration of this Option and prior to the exercise thereof: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Company; or (ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer its property as an entirety or substantially all of its assets to any other corporation; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation, or partial liquidation dividend or by way of return of capital; then, upon the subsequent exercise of this Option, the purchase price of the Shares issuable upon the exercise hereof shall be appropriately adjusted by the Board of Directors of the Company so that you shall receive for the exercise price, in addition to or in substitution for the Shares to which you would be entitled upon such exercise, such additional shares of stock of the Company, or such reclassified shares of stock of the Company, or such securities or property of the Company resulting from such consolidation or merger or transfer, of such assets of the Company, which you would have been entitled to receive had you exercised this Option prior to the happening of any of the foregoing events.

This Option does not confer upon you any right whatsoever as a stockholder of the Company. Upon the exercise of this Option, the subscription form attached hereto must be duly executed and the accompanying instructions for registration of the stock filled in.

This Option shall be binding upon any successors or assigns of the Company.

If the foregoing correctly sets forth our understanding, please indicate your acceptance by signing this letter in the space provided below.

                                                Very truly yours,


                                                By: /s/ Carl T. Wolf
                                                    ---------------------------
                                                    Carl T. Wolf, Chairman
                                                    of the Board, President
                                                    and Chief Executive Officer

AGREED AND ACCEPTED:


/s/ Robert J. D'Imperio
------------------------
Bob D'Imperio